UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 12, 2008

Atlas Pipeline Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-14998	23-3011077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Moon Township, PA	15108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 412-262-2830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 12, 2008, Atlas Pipeline Partners, L.P. (“APL”) entered into an amendment to its revolving credit and term loan agreement with Wachovia Bank, N.A., as administrative agent, and the various lenders listed therein. The credit facility was amended to:

•

Revise the definition of ‘Consolidated EBITDA’ to provide for the add-back of non-recurring charges relating to premiums or penalties paid in connection with the breakage, termination or unwinding of hedging agreements in calculating Consolidated EBITDA, to the extent such charges are (i) deducted from consolidated net income, and (ii) financed with or paid out of the proceeds of an equity offering.

•

Permit APL to (i) prepay revolving loan borrowings in lieu of term loan prepayments from the proceeds of an offering of senior unsecured notes consummated within a specified period of time and (ii) seek to obtain revolving loan commitments under the credit facility in an amount of up to the lesser of (a) $140 million and (b) the difference between $200 million and the amount of revolving loans prepaid with the proceeds of such note offering.

A copy of the amendment to the credit facility is attached hereto as Exhibit 10.1.

Item 5.03	Amendment of Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the early termination of certain derivative contracts discussed in Item 7.01, consistent with several other recent energy master limited partnership agreements, APL’s managing board and conflicts committee has approved an amendment to its limited partnership agreement, effective June 12, 2008, to exclude from the calculation of Operating Surplus any payments made or received, or charges incurred, including premiums or penalties paid, in connection with the breakage, termination or unwinding of any hedging agreement before its scheduled termination or expiration date. As a result of this amendment, the cash expenditure to terminate the hedges described in Item 7.01 will not reduce Operating Surplus. A copy of the amendment is attached as hereto as Exhibit 3.1.

Item 7.01	Regulation FD Disclosure

APL intends to terminate approximately 86% of its crude oil derivative contracts that had been entered into to as a proxy hedge for the prices it receives for the ethane and propane portion of its natural gas liquids (“NGL”) equity volume. This termination will relate to production periods from the end of the second quarter of 2008 through the fourth quarter of 2009. These hedges were put in place simultaneously with APL’s purchase of certain assets from Anadarko Petroleum Corporation in July 2007 and have become less effective as a result of significant increases in the price of crude oil and less significant increases in the price of ethane and propane. APL intends to finance the termination of the derivative contracts, which it expects to occur during June 2008, through the issuance of common units. The cost to terminate the hedges is expected to be approximately $250 million. The amount of derivative contracts APL expects to terminate is based upon estimated prevailing commodity prices of $130 per barrel of crude oil, $0.98 per gallon of ethane, $1.72 per gallon of propane and $2.60 per gallon of butane+.

The first table below sets forth APL’s crude oil derivative contracts associated with its NGLs as of March 31, 2008, and the second table shows such positions as adjusted to give effect to the amount of contracts APL expects to terminate based upon the estimated prevailing commodity prices referred to above.

Crude Oil Collars Associated with NGL Volumes at March 31, 2008

Production Period Ended December 31,	Option Type	Average Crude Strike Price	Crude Volume	Associated NGL Volumes	% Related to Ethane & Propane	% Related to Butane +
		(per barrel)	(barrels)	(gallons)	(%)	(%)
2008	Puts Purchased	$60.00	3,517,200	240,141,888	57%	43%
2008	Calls Sold	$79.08	3,517,200	240,141,888	57%	43%
2009	Puts Purchased	$60.00	5,184,000	354,533,760	57%	43%
2009	Calls Sold	$78.88	5,184,000	354,533,760	57%	43%
2010	Puts Purchased	$61.08	3,127,500	213,088,050	57%	43%
2010	Calls Sold	$81.09	3,127,500	213,088,050	57%	43%
2011	Puts Purchased	$70.59	606,000	34,869,240	57%	43%
2011	Calls Sold	$95.56	606,000	34,869,240	57%	43%
2012	Puts Purchased	$70.80	450,000	25,893,000	57%	43%
2012	Calls Sold	$97.10	450,000	25,893,000	57%	43%

Pro Forma Crude Oil Collars Associated with NGL Volumes

Production Period Ended December 31,	Option Type	Average Crude Strike Price	Crude Volume	Associated NGL Volumes	% Related to Ethane & Propane	% Related to Butane +
		(per barrel)	(barrels)	(gallons)	(%)	(%)
2008	Puts Purchased	$60.00	1,866,733	109,967,297	16%	84%
2008	Calls Sold	$79.08	1,866,733	109,967,297	16%	84%
2009	Puts Purchased	$60.00	2,045,894	120,521,527	16%	84%
2009	Calls Sold	$78.88	2,045,894	120,521,527	16%	84%
2010	Puts Purchased	$61.08	3,127,500	213,088,050	57%	43%
2010	Calls Sold	$81.09	3,127,500	213,088,050	57%	43%
2011	Puts Purchased	$70.59	606,000	34,869,240	57%	43%
2011	Calls Sold	$95.56	606,000	34,869,240	57%	43%
2012	Puts Purchased	$70.80	450,000	25,893,000	57%	43%
2012	Calls Sold	$97.10	450,000	25,893,000	57%	43%

The amount of crude oil derivative instruments that APL will be able to terminate will depend upon movements in crude oil pricing. Generally, if crude oil pricing moves lower than the prices used for purposes of the above pro forma table, APL will likely terminate a greater amount of derivative contracts than reflected in the pro forma table. Conversely, if crude oil prices move higher, APL will likely terminate fewer derivative contracts than reflected in the pro forma table.

APL expects to return to the hedging strategy that it used prior to July 2007—utilizing direct swaps, collars and/or puts for new hedges related to its ethane and propane production. APL will continue to hedge its butane and natural gasoline production with direct or crude oil swaps, collars and/or puts. APL intends to hedge no less than 50% of natural gas liquids value for the one year forward period, 33% for the second year forward period and 15% for the third year forward period on a rolling basis.

Upon termination of the derivatives agreements, APL expects to incur an estimated charge against earnings for the second quarter of 2008 of approximately $10 million, based upon estimated current commodity prices.

As of June 11, 2008, the fair value of APL’s aggregate derivative contracts was a liability of approximately $714.5 million as compared to $265.9 million at March 31, 2008. Of the $448.6 million increase in derivative liability, which represents the change in fair value of open derivative contracts, approximately $322.3 million would reduce second quarter GAAP earnings if recorded at current commodity prices and the balance would be recognized in accumulated other comprehensive loss, subject, in either case, to further changes resulting from changes in commodity prices. APL’s intended termination of derivatives contracts, discussed above, will reduce its hedge liabilities by $250 million. As required under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” APL will reclassify amounts included in accumulated other comprehensive loss attributable to these derivative contracts within partners’ capital, if the fair values of these derivative contracts remain at current market values, to APL’s consolidated statements of income in the month the hedged commodity is sold. However, APL will simultaneously recognize revenue from its physical sale of natural gas, NGLs and crude oil at then-prevailing market commodity prices, which will be netted against the reclassified derivative losses recognized. After netting such losses and such revenues, the result will be that, at the time of sale of the hedged commodities, APL will recognize revenue within its consolidated statements of income at the price established by its derivative contracts for the respective commodities and periods and not at the prevailing market price.

This current report on Form 8-K does not constitute an offering of any securities for sale.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Amendment No. 4 to Second Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Partners, L.P. dated as of June 12, 2008.

10.1	Amendment No. 1 and Agreement to the Revolving Credit and Term Loan Agreement, dated June 12, 2008, by and among Atlas Pipeline Partners, L.P., the subsidiaries party thereto, the lenders party thereto and Wachovia Bank, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 16, 2008	ATLAS PIPELINE PARTNERS, L.P.

	By:	Atlas Pipeline Partners GP, LLC, its general partner

		By:	/s/ Matthew A. Jones
Chief Financial Officer